UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2005

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-23256	58-2079583
(Commission File Number)	(IRS Employer Identification No.)

8 Perimeter Center East, Suite 8050, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

(770) 481-0305

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 is incorporated herein by reference.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 19, 2005, Jeff Hurley was promoted to Vice President – Human Resources of Kitchin Hospitality, LLC, a wholly-owned subsidiary of Jameson Inns, Inc. (“KH”) and KH entered into an employment agreement with Mr. Hurley.

Mr. Hurley, age 51, has served as Human Resources Director of KH since September 2001 and as Associate General Counsel from September 1999.

Mr. Hurley’s employment agreement with KH provides that the agreement may be terminated at will by Mr. Hurley or by KH, subject to early termination provisions which may require KH to pay certain benefits described below. Mr. Hurley is eligible under the employment agreement to participate in incentive, profit sharing, savings, retirement and welfare benefit plans, and is entitled to expense reimbursement and other fringe benefits.

If Mr. Hurley’s employment is terminated by KH without cause or by him for good reason, Mr. Hurley will be entitled to receive payment on a monthly basis for a twelve-month period in an amount equal to one-twelfth of his annual base salary then in effect (currently $100,000), and one-twelfth of the average of his annual bonuses for the two preceding fiscal years. In addition, upon termination as described above, Mr. Hurley will be entitled to (a) the vesting of all restricted stock and options to purchase Company common stock; (b) certain welfare benefits for 12 months; and (c) any other benefits he is entitled to be paid, provided or is otherwise eligible to receive under any plan, program, policy, contract or agreement.

The employment agreement provides that in the event the severance payments and other compensation provided for under the agreement become subject to the excess parachute payment excise tax under the Internal Revenue Code of 1986, as amended, KH will pay to Mr. Hurley an additional amount such that the net amount retained by him after deduction of the excise tax and any federal, state or local taxes will equal the total benefits or amounts he would otherwise be entitled to under the employment agreement. The employment agreement also provides that KH will require any successor to all or substantially all of its business and/or assets to assume and perform the employment agreement in the same manner that KH would be required to perform.

The employment agreement provides that KH will indemnify Mr. Hurley in the event he was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of KH, arising out of the performance of his duties or by reason of the fact that he is or was an officer, employee or agent of KH if he acted in good faith and in a manner he reasonably believed to be in KH’s best interests, and with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.

Dated as of August 25, 2005

	By:	Craig R. Kitchin

/s/ Craig R. Kitchin President & Chief Financial Officer